UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☒	Soliciting Material Under § 240.14a-12

PITNEY BOWES INC.
(Name of Registrant as Specified In Its Charter)

HESTIA CAPITAL PARTNERS LP

HELIOS I, LP

HESTIA CAPITAL PARTNERS GP, LLC

HESTIA CAPITAL MANAGEMENT, LLC

KURTIS J. WOLF

MILENA ALBERTI-PEREZ

TODD A. EVERETT

CARL J. GRASSI

KATIE A. MAY

KENNETH T. MCBRIDE

LANCE E. ROSENZWEIG

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

Item 1: On January 23, 2023, Hestia Capital issued the following press release and Investor Presentation titled “Pitney Bowes’ Failings During the Roth-Lautenbach Era”, a copy of which is attached hereto as Exhibit 1 and is incorporated herein by reference:

Hestia Capital Nominates Seven Highly Qualified, Independent Candidates for Election to Pitney Bowes’ Long-Tenured, Underperforming Board of Directors

Highlights Well-Rounded Slate’s Capital Allocation Acumen, Corporate Governance Experience, Relevant Sector Backgrounds, Transaction Expertise and Sorely Needed Ownership Perspectives

Reiterates Its View That Stockholders Deserve New Leadership Following Years of Value Destruction Under Chair Michael Roth (26+ Years of Board Service) and CEO Marc Lautenbach (10+ Years of CEO and Board Service)

Urges the Board to Avoid Initiating a Reactionary Director Refreshment or Employing Entrenchment Maneuvers to Insulate Messrs. Roth and Lautenbach

PITTSBURGH--(BUSINESS WIRE)--Hestia Capital Management, LLC (collectively with its affiliates, “Hestia” or “we”), which is the third largest stockholder of Pitney Bowes, Inc. (NYSE: PBI) (“Pitney Bowes” or the “Company”) and has a beneficial ownership position of approximately 7.2% of the Company's outstanding shares, today announced that it has nominated seven highly qualified and independent candidates for election to the Company’s nine-member Board of Directors (the “Board”) at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). In addition, Hestia released a presentation (downloadable here) that details a sampling of current leadership’s failings that have led to significant stockholder value destruction.

Kurt Wolf, Founder and Chief Investment Officer of Hestia, commented:

“Hestia has purposefully recruited a well-rounded slate of director candidates that possesses capital allocation acumen, corporate governance expertise, relevant sector backgrounds, operating and transaction experience and ownership perspectives – all of which are needed at Pitney Bowes. Our slate also has deep knowledge of the Company’s balance sheet, business segments, market opportunities and secular headwinds. As a result of their experience and insight, our candidates have already been able to identify steps for turning around the Company and quickly repairing its severely damaged credit rating. We look forward to announcing an interim Chief Executive Officer candidate, issuing a 100-day transition plan and sharing a detailed value creation strategy prior to the upcoming Annual Meeting.

We recognize that seeking a change in control of the Board requires a compelling justification. Unfortunately for stockholders, that justification lies in the fact that the Board has failed to address a decade of dismal returns, driven by misguided strategy, failed execution and missed opportunities. As we detail in our accompanying presentation, the long tenures of Chairman Michael Roth and Chief Executive Officer Marc Lautenbach have been defined by poor capital allocation and acquisitions that we believe Mr. Lautenbach has completely mismanaged. The combination of a poor strategy and failed execution has led to a significant decline in the Company’s stock price and a continual decline in its credit ratings. Notably, an investor would have been 6.8x better off had they invested in the S&P 500, rather than in Pitney Bowes during Mr. Lautenbach’s tenure. This number increases to a staggering 21.6x during Mr. Roth’s tenure. This number ranges from 1.7x to 23x for the other seven directors.1 This record of failure is all the more egregious considering Pitney Bowes’ incredibly attractive competitive position and high value products and services.

1 Total stockholder return calculation includes dividends reinvested and runs through the close of trading on November 18, 2022, which is the last day of trading prior to Hestia filing its Schedule 13D with the U.S. Securities and Exchange Commission.

Looking ahead, Pitney Bowes should not initiate an insular and reactionary Board refresh or employ scorched earth tactics to try to deprive stockholders of their right to vote for new leaders at the Annual Meeting. In addition to our valid concerns about management, we believe stockholders are poorly served by the Board’s numerous interlocks to The Interpublic Group of Companies, Inc. (which Mr. Roth led for years), stale composition and insufficient sector expertise. If the Board were to take note that the Company’s stock price is up more than 20% since our investment was publicly disclosed and roughly 13% since the day we announced our intent to nominate a majority slate of director candidates, it should realize that stockholders strongly support Hestia’s efforts. We intend to do everything in our power to continue advancing stockholders’ best interests, regardless of the resources and time required to do so.”

THE HESTIA SLATE

Hestia has nominated seven candidates in order to enable two incumbents to continue to serve for continuity purposes. The Hestia slate includes the below listed individuals.

Candidate	Key Experience	Bio
Milena Alberti-Perez	• CFO experience • Board and governance experience • Audit, M&A and capital allocation experience

Milena Alberti-Perez is an experienced c-level leader, public company director and former financial executive at technology and publishing companies. Prior to serving on the board of directors of Digimarc Corp. (NASDAQ: DMRC), where she is Audit Committee Chair, Milena was most recently the Chief Financial Officer of Getty Images Holdings, Inc. (NYSE: GETY) from January 2021 to January 2022. Previously, Milena was the Chief Financial Officer of technology company MediaMath, Inc. and the global Chief Financial Officer of multinational publisher Penguin Random House LLC, where she also served on the company’s Audit Committee. Milena began her career as an investment banking analyst at Morgan Stanley and earned her M.B.A. from the Harvard Business School and her B.A. in Economics from The University of Pennsylvania.

Todd Everett	• CEO experience • Mailing, shipping and logistics experience • M&A experience

Todd Everett is currently a strategic advisor to technology and ecommerce companies that include Doddle Parcel Services Limited, Verishop, Inc. and Fetch Package, Inc. Prior to holding advisory roles, Todd held positions of increasing responsibilities at Newgistics, Inc. (“Newgistics”) from 2005 until 2018. Most recently, he served as Chief Executive Officer and led Newgistics to significant growth and profitability prior to its sale to Pitney Bowes. Todd was a Transportation and Outsourcing Manager at Intel Corporation (NASDAQ: INTC) from 1996 through 2005. He received a B.S. in Transportation and Logistics from Iowa State University.

Carl Grassi	• Board and governance experience • Audit and tax experience • M&A experience

Carl Grassi is an experienced public company director with experience across sectors and industries. He has served as a director of companies such as J. Alexander's Holdings, Inc., which recently sold to SPB Hospitality. Additionally, he is Senior Counsel at business advisory and advocacy law firm McDonald Hopkins, LLC (“McDonald Hopkins”). He was McDonald Hopkins’ chairman from 2016 to 2019 after serving as firm president for nine years. Carl earned his J.D. from Cleveland State University College of Law and his B.S.B.A. with a major in Accounting from John Carroll University.

Katie May	• CEO experience • Board and governance experience • Mailing, shipping and logistics experience

Katie May was previously the Chief Executive Officer of ecommerce SaaS company ShippingEasy, Inc. (“ShippingEasy”) prior to selling the business to Stamps.com, Inc. (“Stamps.com”). She was a director of Stamps.com and involved in its value-maximizing sale to Thoma Bravo. Prior to her success with ShippingEasy, Katie founded Kidspot.com.au, where she led the thriving start-up from 2005-2012 until its sale to News Corp (NASDAQ: NWSA). She has an extensive background in marketing, ecommerce, technology and strategic planning. Katie earned her M.B.A. from The University of Texas at Austin and her B.B.A. in Accounting from The University of Texas at Austin.

Ken McBride	• CEO experience • Board and governance experience • M&A experience • Mailing, shipping and logistics experience

Ken McBride was the Chief Executive Officer and Chairman of Stamps.com. During his 20-year tenure as CEO of Stamps.com, the Company grew its revenue and profit at a consistent compounded growth of approximately 25% per year, and it grew its enterprise value from less than $25 million to more than $6.5 billion. He and his team successfully acquired and integrated six domestic and international companies, and they transformed the Company from its origins as a small business mailing solution into a worldwide leader in small, medium and large business ecommerce shipping software. During his last full year as CEO, Stamps.com had a million paying subscribers that collectively purchased and printed postage for 2.7 billion packages costing $20 billion for the shipment of products, representing over $200 billion in gross merchandise value or more than 15% of all U.S. ecommerce gross merchandise that year. Ken earned his M.B.A. from Stanford University and his B.S. and M.S.E.E. and B.S.E.E. in Electrical Engineering from Stanford University.

Lance Rosenzweig	• CEO experience • Board and governance experience • Technology and ecommerce experience

Lance Rosenzweig is an experienced c-level leader, public company director and operating executive of public companies, as well as VC- and PE-backed companies. He has been the Chief Executive Officer of three public companies: Support.com, Inc. (formerly NASDAQ: SPRT), which was one of the best performing stocks in any exchange under his leadership; Startek Inc. (NYSE: SRT), where he grew revenues to $650 million and dramatically enhanced earnings; and PeopleSupport, Inc. (formerly NASDAQ: PSPT), which he co-founded and took public. He has held director and Audit Committee roles at public companies such as Boingo Wireless, Inc. (formerly NASDAQ: WIFI), where he was Chairman of the board of directors, NextGen Healthcare, Inc. (NASDAQ: NXGN) and other B2B and B2C businesses. Lance earned his M.B.A. from Northwestern University and his B.S. in Industrial Engineering from Northwestern University.

Kurt Wolf	• Sizable stockholder • Board and governance experience • Strategic planning and capital allocation experience	Kurt Wolf is the Managing Member and Chief Investment Officer of Hestia Capital Management LLC, which is a sizable stockholder of Pitney Bowes. Previously, Kurt worked in financial, investing and operating roles, including as a senior analyst at Relational Investors and as co-founding partner at Lemhi Ventures, a healthcare services venture capital incubator. Kurt was also co-founding partner at Definity Health, a leading company in the consumer-driven health space that was purchased by UnitedHealth Group Inc. (NYSE: UNH) in December 2004. Earlier in his career, Kurt was a consultant at Deloitte and The Boston Consulting Group. Kurt earned his M.B.A from the Stanford Graduate School of Business and his B.A. in Economics and Mathematics from Carleton College.

About Hestia Capital

Hestia Capital is a long-term focused, deep value investment firm that typically makes long-term investments in a narrow selection of companies facing company-specific, and/or industry, disruptions. Hestia seeks to leverage its General Partner's expertise in competitive strategy, operations and capital markets to identify attractive situations within this universe of disrupted companies. These companies are often misunderstood by the general investing community or suffer from mismanagement, which we reasonably expect to be corrected, and provide the 'price dislocations' which allows Hestia to identify, and invest in, highly attractive risk/reward investment opportunities.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

HESTIA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Hestia Capital, Helios I, LP (“Helios”), Hestia Capital Partners GP, LLC (“Hestia Partners GP”), Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Milena Alberti-Perez, Todd A. Everett, Carl J. Grassi, Katie A. May, Kenneth T. McBride and Lance E. Rosenzweig.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 12,619,771 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As of the date hereof, Hestia Capital beneficially owns 3,450,000 shares of Common Stock, including 100 shares held in record name. As of the date hereof, Helios beneficially owns 8,602,000 shares of Common Stock. Hestia Partners GP, as the general partner of each of Hestia Capital and Helios, may be deemed to beneficially own the (i) 3,450,000 shares of Common Stock beneficially owned by Hestia Capital and (ii) 8,602,000 shares of Common Stock beneficially owned by Helios. Hestia LLC, as the investment manager of each of Hestia Capital, Helios and certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 3,450,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 8,602,000 shares of Common Stock beneficially owned by Helios and (iii) 523,000 shares of Common Stock held in the SMAs. Mr. Wolf, as the Managing Member of each of Hestia Partners GP and Hestia LLC, may be deemed to beneficially own the (i) 3,450,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 8,602,000 shares of Common Stock beneficially owned by Helios and (iii) 523,000 shares of Common Stock held in the SMAs. As of the date hereof, Mr. Everett beneficially owns 9,771 shares of Common Stock. As of the date hereof, Mr. Grassi beneficially owns 25,000 shares of Common Stock. As of the date hereof, Mr. Rosenzweig beneficially owns 10,000 shares of Common Stock. As of the date hereof, none of Mmes. Alberti-Perez and May or Mr. McBride beneficially own any shares of Common Stock.

Contacts

For Investors:

Saratoga Proxy Consulting LLC
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Item 2: On January 23, 2023, Hestia Capital posted the following materials to www.hestiacapital.com:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Hestia Capital Partners, LP (“Hestia Capital”), together with the other participants named herein (collectively, “Hestia”), intends to file a preliminary proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual meeting of stockholders of Pitney Bowes Inc., a Delaware corporation (the “Company”).

HESTIA STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Hestia Capital, Helios I, LP (“Helios”), Hestia Capital Partners GP, LLC (“Hestia Partners GP”), Hestia Capital Management, LLC (“Hestia LLC”), Kurtis J. Wolf, Milena Alberti-Perez, Todd A. Everett, Carl J. Grassi, Katie A. May, Kenneth T. McBride and Lance E. Rosenzweig.

As of the date hereof, the participants in the proxy solicitation beneficially own in the aggregate 12,619,771 shares of Common Stock, par value $1.00 per share, of the Company (the “Common Stock”). As of the date hereof, Hestia Capital beneficially owns 3,450,000 shares of Common Stock, including 100 shares held in record name. As of the date hereof, Helios beneficially owns 8,602,000 shares of Common Stock. Hestia Partners GP, as the general partner of each of Hestia Capital and Helios, may be deemed to beneficially own the (i) 3,450,000 shares of Common Stock beneficially owned by Hestia Capital and (ii) 8,602,000 shares of Common Stock beneficially owned by Helios. Hestia LLC, as the investment manager of each of Hestia Capital, Helios and certain separately managed accounts (the “SMAs”), may be deemed to beneficially own the (i) 3,450,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 8,602,000 shares of Common Stock beneficially owned by Helios and (iii) 523,000 shares of Common Stock held in the SMAs. Mr. Wolf, as the Managing Member of each of Hestia Partners GP and Hestia LLC, may be deemed to beneficially own the (i) 3,450,000 shares of Common Stock beneficially owned by Hestia Capital, (ii) 8,602,000 shares of Common Stock beneficially owned by Helios and (iii) 523,000 shares of Common Stock held in the SMAs. As of the date hereof, Mr. Everett beneficially owns 9,771 shares of Common Stock. As of the date hereof, Mr. Grassi beneficially owns 25,000 shares of Common Stock. As of the date hereof, Mr. Rosenzweig beneficially owns 10,000 shares of Common Stock. As of the date hereof, none of Mmes. Alberti-Perez and May or Mr. McBride beneficially own any shares of Common Stock.